CONTACT:
Christopher Payan
Chief Executive Officer
(516) 390-2134

FOR IMMEDIATE RELEASE

EMERGING VISION ANNOUNCES APPOINTMENT

OF NEW PRESIDENT OF FRANCHISE DIVISION

˜ Chief Operating Officer Announces Resignation – Will Continue as Advisor to Management ˜

Garden City, New York – July 27, 2007 – Emerging Vision, Inc. (“EVI” or the “Company”) (OTCBB: ISEE.OB) (www.emergingvision.com), a leading provider of eye care products and services, and one of the largest franchised optical chains in the United States, announced today that, effective immediately, Samuel Herskowitz, its Chief Marketing Officer, has accepted the additional responsibility and position of President of EVI’s Franchise Division. Mr. Herskowitz has been a major contributor to the Company’s success in various capacities for the past 11 years, and has over 15 years of experience in the public and private sector of the optical industry and retail market (see bio below).

Christopher Payan, Chief Executive Officer and President of EVI, stated: “Sam has been a critical part of Emerging Vision’s management for over 8 years. While successfully managing all of our marketing activities, Sam has demonstrated a particularly strong ability to work with, and bring value to, our franchise community. He is highly respected by his peers and industry professionals. We believe that he has played a particularly strong role in strengthening the Company’s relationship with the franchise community, and has vastly improved the level of service the Company provides. The recent addition of Scott Finn, V.P. – Franchise Development (see bio below), coupled with Sam’s new role, should contribute to the continued success and growth of Emerging Vision’s Franchise Division.”

In addition, Myles S. Lewis, the Company’s Chief Operating Officer, has announced that he will be resigning from his current position on July 31, 2007 in order to pursue opportunities closer to his home and family in Arizona. Beginning August 1, 2007, Mr. Lewis will remain with EVI as an advisor to the CEO and the executive team. Mr. Lewis commented, “It is with mixed emotions that I’m making this move. The turnaround and repositioning of Emerging Vision over the last several years has been very fulfilling on both a personal and professional level. I look forward to maintaining a relationship with the Company and its highly skilled management team, whose talent and expertise are certain to springboard EVI from this juncture into ever more expansive future growth.”

Mr. Payan continued: “The Company owes Myles a huge debt of gratitude for his contributions in helping both to return the Company to profitability, and to position it for current and future growth. We believe that Myles has done a fantastic job with recruiting, restructuring and strengthening the Company’s operational infrastructure. The mark of a great professional is one that builds something that lasts even beyond his leadership. Myles’ hard work, dedication and drive to excellence through the years have left EVI in such a position. We are proud of our relationship with him, and are most thankful for what he has helped to build. We are extremely pleased that he has agreed to continue to work with the Company in an advisory capacity.”

Samuel Z. Herskowitz joined the Company in January 1996 and, effective April 29, 2002, was appointed as one of its Chief Operating Officers, as well as its Chief Marketing Officer. On December 7, 2005, Mr. Herskowitz was appointed the Company’s Chief Marketing Officer solely. From 1996 to April 1997, Mr. Herskowitz served as the Director of Operations of EVI’s then wholly owned subsidiary, Insight Laser Centers, Inc. In April 1997, Mr. Herskowitz became responsible for the Company’s corporate communications and, in January 1998, was appointed to the position of Director of Marketing and Advertising of the Company, in which position he served until April 1999, when he became the Company’s Vice President – Marketing and Advertising. From 1993 to December 1995, Mr. Herskowitz was the Director of Public Relations for Rosenblum Eye Centers located in New York City. Mr. Herskowitz has also consulted for numerous retail and service companies in the areas of branding, marketing, retail strategy and training.

Scott Finn joined the Company in September 2006 as its Vice President of Business Development. Mr. Finn has more than 10 years experience in franchising. From February 2006 to September 2006, he served as Director of Business Development for We The People USA, Inc., a national franchise company for legal document preparation centers, located in Berwin, Pennsylvania. From September 2005 to February 2006, Mr. Finn served as Director of Business Development for U.S. Lawns, a landscape maintenance franchise company, based in Orlando, Florida. From April 2005 to September 2005, he served as Director of Business Development for Filta Frye, also located in Orlando, Florida; and from December 2001 to April 2005, Mr. Finn was the Director of Business Development of Chem-Dry Carpet and Upholstery Cleaning, located in Logan, Utah.

About Emerging Vision

Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 160 franchised and company-owned stores located across 15 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. Additionally, the Company operates Combine Buying Group, Inc., one of the leading optical purchasing groups in the United States, which provides its members with vendor discounts on optical products. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2006. Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.